File No. 333-68498

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 4
to
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Hormel Foods Corporation
(Exact name of registrant as specified in its charter)

Delaware	2011	41-0319970
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code No.)	(I.R.S. Employer Identification No.)

1 Hormel Place
Austin, Minnesota 55912-3680
Telephone (507) 437-5737

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

James W. Cavanaugh, Esq.
Corporate Secretary
Hormel Foods Corporation
1 Hormel Place
Austin, Minnesota 55912
(507) 437-5209
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Robert A. Rosenbaum, Esq.
Dorsey & Whitney LLP
50 South Sixth Street, Suite 1500
Minneapolis, Minnesota 55402
(612) 340-5681
Facsimile: (612) 340-7800

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after the effective date of this registration statement.

    If any of the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering: / /

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)

6 5/8% Notes due 2011	$350,000,000	100%	$350,000,000	$87,500

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.
(2)
Registration fee was paid previously.

    The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PART II.
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Officers and Directors

    Section 145 of the Delaware General Corporation Law contains detailed provisions for indemnification of directors and officers of Delaware corporations against expenses, judgments, fines and settlements in connection with litigation.

    Article Eleventh of our certificate of incorporation provides that a director shall not be personally liable to Hormel or our stockholders for monetary damages for a breach of fiduciary duty as a director, except for liability:

  •
  for any breach of the director's duty of loyalty to Hormel or our stockholders;

  •
  for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  •
  under Section 174 of the Delaware General Corporation Law providing for personal liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions; and

  •
  for any transaction from which a director derived an improper personal benefit.

    Section 42 of our bylaws provides for indemnification of directors, officers, employees and agents to the fullest extent permitted by Delaware law. We also maintain liability insurance coverage for our directors and officers and have entered into indemnification agreements with our directors and officers.

II–1

Item 21. Exhibits

Exhibit Number	Description of Exhibit
2.1	Agreement and Plan of Merger and Plan of Reorganization dated January 22, 2001, by and among Hormel, Badger Acquisition Corporation, Jerome Foods, Inc. and Jerome K. Jerome. (Incorporated by reference to Hormel's Current Report on Form 8-K dated March 9, 2001, File No. 001-02402.)
3.1	Certificate of Incorporation as amended to date. (Incorporated by reference to Exhibit 3A-1 to Hormel's Annual Report on Form 10-K for the fiscal year ended October 26, 1996, File No. 001-02402.)
3.2*	Bylaws as amended to date.
4.1*	Indenture dated as of June 1, 2001, between Hormel and U.S. Bank Trust National Association, as Trustee, relating to certain outstanding debt securities.
4.2*
Supplemental Indenture No. 1 dated as of June 4, 2001, to Indenture dated as of June 1, 2001, between Hormel and U.S. Bank Trust National Association, as Trustee, relating to certain outstanding debt securities.
4.3*
Letter of Representations dated June 5, 2001, among Hormel, U.S. Bank Trust National Association, as Trustee, and The Depository Trust Company relating to certain outstanding debt securities of Hormel.
4.4*
Registration Rights Agreement dated as of June 7, 2001, among Hormel and Salomon Smith Barney Inc., Merrill, Lynch, Pierce, Fenner & Smith Incorporated, U.S. Bancorp Piper Jaffray Inc., SunTrust Equitable Securities Corporation and Goldman, Sachs & Co. in their respective capacities as initial purchasers of certain outstanding debt securities.
4.5
Pursuant to Item 601(b)(4)(iii) of Regulation S-K, copies of instruments defining the rights of holders of long-term debt are not filed. Hormel agrees to furnish copies thereof to the Securities and Exchange Commission upon request.
5.1*	Opinion of Dorsey & Whitney LLP.
12.1*	Computation of Ratio of Earnings to Fixed Charges.
23.1*	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1 hereto).
23.2	Consent of Ernst & Young relating to the consolidated financial statements of Hormel.
23.3*	Consent of Arthur Andersen relating to the financial statements of Jerome Foods, Inc. (d/b/a/ The Turkey Store Company).
24.1*	Power of Attorney.
25.1*	Statement of Eligibility of Trustee on Form T-1 of U.S. Bank Trust National Association.
99.1*	Form of Letter of Transmittal.
99.2*	Form of Notice of Guaranteed Delivery.
99.3*	Form of Letter to Clients.
99.4*	Form of Instructions to Registered Holder and/or DTC Participant.
99.5*	Form of Letter to Nominees.

*
Previously filed.

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Item 22. Undertakings

    The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

II–3

    The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

    The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

II–4

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 4 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Minnesota, on December 3, 2001.

HORMEL FOODS CORPORATION
By:	/s/ JOEL W. JOHNSON Joel W. Johnson Chairman, President and Chief Executive Officer

    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 4 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JOEL W. JOHNSON Joel W. Johnson	Chairman, President, Chief Executive Officer and Director (Principal Executive Officer)	December 3, 2001
/s/ MICHAEL J. MCCOY Michael J. McCoy	Senior Vice President, Chief Financial Officer and Director (Principal Financial and Accounting Officer)	December 3, 2001
/s/ GARY J. RAY* Gary J. Ray	Executive Vice President, Refrigerated Foods and Director	December 3, 2001
/s/ ERIC A. BROWN* Eric A. Brown	Group Vice President, Prepared Foods and Director	December 3, 2001
/s/ JOHN W. ALLEN* John W. Allen	Director	December 3, 2001
/s/ JOHN R. BLOCK* John R. Block	Director	December 3, 2001

II–5

/s/ WILLIAM S. DAVILA* William S. Davila	Director	December 3, 2001
/s/ E. PETER GILLETTE, JR.* E. Peter Gillette, Jr.	Director	December 3, 2001
/s/ LUELLA G. GOLDBERG* Luella G. Goldberg	Director	December 3, 2001
/s/ JOSEPH T. MALLOF* Joseph T. Mallof	Director	December 3, 2001
/s/ DAKOTA PIPPINS* Dakota A. Pippins	Director	December 3, 2001
/s/ JOHN G. TURNER* John G. Turner	Director	December 3, 2001
/s/ ROBERT R. WALLER* Dr. Robert R. Waller	Director	December 3, 2001
*By	/s/ MICHAEL J. MCCOY Attorney-in-fact

II–6

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
2.1	Agreement and Plan of Merger and Plan of Reorganization dated January 22, 2001, by and among Hormel, Badger Acquisition Corporation, Jerome Foods, Inc. and Jerome K. Jerome. (Incorporated by reference to Hormel's Current Report on Form 8-K dated March 9, 2001, File No. 001-02402.)
3.1	Certificate of Incorporation as amended to date. (Incorporated by reference to Exhibit 3A-1 to Hormel's Annual Report on Form 10-K for the fiscal year ended October 26, 1996, File No. 001-02402.)
3.2*	Bylaws as amended to date.
4.1*	Indenture dated as of June 1, 2001, between Hormel and U.S. Bank Trust National Association, as Trustee, relating to certain outstanding debt securities.
4.2*
Supplemental Indenture No. 1 dated as of June 4, 2001, to Indenture dated as of June 1, 2001, between Hormel and U.S. Bank Trust National Association, as Trustee, relating to certain outstanding debt securities.
4.3*
Letter of Representations dated June 5, 2001, among Hormel, U.S. Bank Trust National Association, as Trustee, and The Depository Trust Company relating to certain outstanding debt securities of Hormel.
4.4*
Registration Rights Agreement dated as of June 7, 2001, among Hormel and Salomon Smith Barney Inc., Merrill, Lynch, Pierce, Fenner & Smith Incorporated, U.S. Bancorp Piper Jaffray Inc., SunTrust Equitable Securities Corporation and Goldman, Sachs & Co. in their respective capacities as initial purchasers of certain outstanding debt securities.
4.5
Pursuant to Item 601(b)(4)(iii) of Regulation S-K, copies of instruments defining the rights of holders of long-term debt are not filed. Hormel agrees to furnish copies thereof to the Securities and Exchange Commission upon request.
5.1*	Opinion of Dorsey & Whitney LLP.
12.1*	Computation of Ratio of Earnings to Fixed Charges.
23.1*	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1 hereto).
23.2	Consent of Ernst & Young relating to the consolidated financial statements of Hormel.
23.3*	Consent of Arthur Andersen relating to the financial statements of Jerome Foods, Inc. (d/b/a/ The Turkey Store Company).
24.1*	Power of Attorney.
25.1*	Statement of Eligibility of Trustee on Form T-1 of U.S. Bank Trust National Association.
99.1*	Form of Letter of Transmittal.
99.2*	Form of Notice of Guaranteed Delivery.
99.3*	Form of Letter to Clients.
99.4*	Form of Instructions to Registered Holder and/or DTC Participant.
99.5*	Form of Letter to Nominees.

*
Previously filed.